Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MASIMO CORPORATION

MASIMO CANADA ULC

AND

ANDROMED INC.

DATED AS OF DECEMBER 21, 2005

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

INDEX OF TERMS

Term	Section
Action	4.17

Affiliate	1(e)

Agreement	Preamble

Assets	1(a)

Assumed Liabilities	1(d)

Balance Sheet Date	4.6

Benefit Plan	4.19(a)

Benefit Plans	4.19(a)

Business	Recitals

Cap Amount	8.3(b)

Claim Notice	8.4(a)

Closing	3

Closing Date	3

Code	4.19(c)

Collateral Agreements	4.3

Confidential Information	9.2

Damages	8.2(a)

Deductible Amount	8.3(a)

Deposit	2.1(a)

Employment Agreement	7.2(h)

Employment Letter	7.1(g)

Environmental Laws	4.29

ERISA	4.19(a)

Excluded Assets	1(c)

Excluded Liabilities	1(e)

Financial Statements	4.6

Furniture, Fixtures and Equipment	1(b)(vii)

GAAP	4.6

General Assignment and Assumption Agreement	7.2(c)

Term	Section
Government Payments	1(e)

Government Returns	4.18

Governmental Entity	4.17

Guaranties	4.16

Holdback	2.1(a)

Holdback Release Date	2.1(b)

Indebtedness	1(e)

Indemnifiable Claim	8.4(a)

Intellectual Property Rights	1(a)

Interim Balance Sheet	4.6

Inventory	1(b)(vi)

Legal Requirement	4.4

Lien	1(e)

Masimo	Preamble

Masimo Canada	Preamble

Masimo Indemnities	8.2(a)

Material Adverse Effect	4.8(g)

Noncompetition Agreement	7.1(h)

Ordinary Course	4.8(a)

Other Assets	1(a)

Other Items of Property	1(b)(x)

Other Parties	10.12

Parent	Preamble

Permits	1(b)(iv)

Person	1(e)

Policies	4.15

Proprietary Information	4.14(a)

Purchased Contracts	1(b)(ii)

Purchase Price	2.1(a)

Real Property	4.9

Real Property Leases	4.9

Term	Section
Retained Amount	2.1(a)

Seller	Preamble

Seller Securities Commission Documents	4.34

Severance Obligations	2.1(d)

Term Sheet	2.1(a)

Transferred Employees	6.8

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of December 21, 2005 (this “Agreement”), by and among MASIMO CORPORATION, a Delaware corporation (“Parent”), MASIMO CANADA ULC, a Nova Scotia unlimited liability company (“Masimo Canada,” together with Parent, hereinafter referred to as “Masimo”), and ANDROMED INC., a Québec corporation (“Seller”).

RECITALS

A. Seller is engaged in the business of design, manufacture and marketing of medical devices in biological sounds and vibrations (the “Business”).

B. Seller desires to sell, and Masimo desires to buy, the Assets (as defined below).

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1. Assets and Liabilities.

(a) Assets Acquired by Parent. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall purchase from Seller, and Seller shall sell, assign, transfer and convey to Parent, all of Seller’s right, title and interest in and to all of the Intellectual Property Rights (defined below) related to or used in the Business: All of Seller’s right, title and interest in and to all designs, tooling, patents, patent applications, rights to sue for infringements of patents, including without limitation, the Androflo and Androgram patents attached to Schedule 1(a), trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, trade secrets, know how, trade names, fictitious business names, logos, brand names, together with any rights at common law directly arising therefrom, computer software, licenses with respect to any of the foregoing and other intellectual property rights used or proposed to be used in connection with the Business, substantially all of which are listed on Schedule 1(a) (the “Intellectual Property Rights”).

(b) Assets Acquired by Masimo Canada. Upon the terms and subject to the conditions of this Agreement, at the Closing, Masimo Canada shall purchase from Seller, and Seller shall sell, assign, transfer and convey to Masimo Canada, all of Seller’s right, title and interest in and to all of the property, rights, assets, contracts and claims related to or used in the Business, except the Intellectual Property Rights and the Excluded Assets (collectively, the “Other Assets,” and together with the Intellectual Property Rights, the “Assets”), which include, but are not limited to, those assets set out or described below:

(i) Customer Lists. All customer or vendor lists or other documents used by Seller in the Business, including, but not limited to, correspondence, credit information, manuals, and data, sales, marketing and advertising materials;

(ii) Purchased Contracts. All of Seller’s rights and interests under the contracts, instruments, agreements, commitments or other understandings or arrangements (including deposits) attributable or relating to the Business, the Assets or the Assumed Liabilities, all of which are listed on Schedule 1(b)(ii) (the “Purchased Contracts”);

(iii) Records and Documentation. Originals or copies of all business and financial records, tax information, files, books and form contracts specifically relating to the Assets described in the other clauses of this Section 1(a) or to the Assumed Liabilities, including, but not limited to, books and records, if any, which reflect the principal terms of each Purchased Contract;

(iv) Permits. To the extent transferable, all consents, licenses, permits, grants, approvals or authorizations of any Governmental Entity and the like owned, held or utilized by Seller in the operation of the Business, all of which are listed on Schedule 1(b)(iv) (the “Permits”);

(v) Inchoate Rights. All rights, claims, credits, causes of action or rights of set-off with respect to or arising out of (A) the Assets, or (B) the Assumed Liabilities;

(vi) Inventory. All items of inventory used by Seller in connection with the Business (the “Inventory”), substantially all of which are listed on Schedule 1(b)(vi). Schedule 1(b)(vi) lists all inventory as of the Closing Date.

(vii) Furniture, Fixtures, Equipment, etc. All items of furniture, fixtures, leasehold improvements, equipment, computers, photocopy machines and office supplies used in the Business, whether owned or leased by Seller (“Furniture, Fixtures and Equipment”), substantially all of which are listed on Schedule 1(b)(vii);

(viii) Prepaids. All prepayments and other prepaid expenses relating to the Business as conducted by Seller, including, without limitation, any security deposits under the Real Property Leases (except that Masimo will return to Seller the security deposit to the extent such security deposit is returned to Masimo upon expiration of the facility lease listed on Schedule 1(b)(ii); it being understood that if any amount of the security deposit is not returned to Masimo as a result of Masimo’s failure to comply with the terms of the lease, Masimo shall be required to reimburse Seller for such amount);

(ix) Telephone Numbers. To the extent transferable, all of Seller’s telephone and facsimile numbers used in the operation of the Business; it being understood that the phone system shall allow callers the option of being transferred to Seller’s personnel;

(x) Other Items of Property. All other items of property, supplies or other assets other than the Excluded Assets, which are used by Seller in connection with the Business to the extent that Seller has any rights or interests therein including, but not limited to, those listed on Schedule 1(b)(x) (“Other Items of Property”); and

(xi) Goodwill. All goodwill associated with the Business conducted by Seller and any of the assets, properties and rights set forth above.

(c) Excluded Assets. Seller shall not sell, assign, transfer or convey to Masimo, and Masimo shall not purchase (i) the corporate charter, qualifications to conduct business as foreign corporations, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and any other documents relating to the organization, maintenance, and existence of Seller as a corporation, (ii) any of the rights of Seller under this Agreement or any other agreement entered into in connection with this Agreement, (iii) any Benefit Plans or any rights, contracts, or agreements associated therewith, (iv) accounts receivable, (v) cash or cash equivalents, (vi) tax credits or tax losses, (vii) the shares held in Andromed USA, Inc. or (viii) any of the assets used in the Business set forth on Schedule 1(c) (the “Excluded Assets”).

(d) Liabilities Assumed by Masimo Canada. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Seller herein, effective as of the Closing Date, Masimo Canada shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only (collectively, the “Assumed Liabilities”): (i) liabilities and obligations arising pursuant to the Purchased Contracts that are specifically set forth on Schedule 1(b)(ii), excluding, however, (x) any liability arising out of a breach or default (including, without limitation, a payment default or payment obligation) by Seller occurring on or prior to the Closing Date with respect to any such Purchased Contract, and (y) accrued liabilities as of the Closing Date as referenced in Schedule 2.1(c) arising under the Purchased Contracts whether or not required to be reflected as such on a balance sheet prepared in accordance with GAAP, (ii) the obligations under applicable law of Québec to provide notice of termination or payment in lieu thereof (“Severance Obligations”) to the Transferred Employees in connection with any termination of their employment occurring after the Closing Date, except as provided in the last two sentences of this Section 1(d) and Section 2.1(d), and (iii) Seller’s accrued vacation pay obligations with respect to the Transferred Employees as of the Closing Date set forth on Schedule 1(d)(iii). To the extent the aggregate amount of vacation pay obligations set forth on Schedule 1(d)(iii) is incorrect, any excess over such amount will be deemed an Excluded Liability. To the extent Masimo pays any Severance Obligations to the Transferred Employees in connection with any termination of their employment occurring on or before eighteen (18) months following the Closing Date, a portion of such amount shall be deemed an Excluded Liability and entitle Masimo to be compensated from the Retained Amount or the Holdback Amount as provided in Section 2.1(d). The estimated amount of the Severance Obligations to the Transferred Employees as of the Closing Date in connection with any termination of their employment is, as of the Closing Date, an aggregate of $200,039 (estimated amounts for each Transferred Employee are set forth in Schedule1(d)(ii)).

(e) Excluded Liabilities. Except as set forth in Section 1(d), Masimo shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts, claims, liabilities, obligations, damages or expenses of Seller (whether known or unknown, contingent or absolute, or arising before, on or after the Closing Date), including, without limitation, liability for:

(i) Government Payments including without limitation deductions at source and withholdings for periods prior to the Closing Date,

(ii) defaults and payment obligations under contracts resulting from events or occurrences arising prior to the Closing Date,

(iii) Indebtedness,

(iv) any litigation or claims by a Governmental Entity or otherwise , including without limitation, that certain claim (initially identified as claim 500-02-071854-983 and now known as claim 500-22-024069-984) by Groupe Initiative S.A. against the Seller in respect of an account payable by Seller,

(v) obligations under contracts of Seller not listed on Schedule 1(b)(ii) hereto, including without limitation the Andromed Inc. Stock Option Plan, and the Service Agreement for Accounting Services between Seller and Andromed USA Inc. dated December 27, 2002,

(vi) Seller’s expenses arising from or relating to the transactions contemplated by this Agreement, including without limitation attorneys’ fees, accounting fees and investment banking fees,

(vii) obligations of Seller with respect to employees including the Transferred Employees (except as set forth in Section 2.1(d)), including, without limitation, (x) accrued vacation, salary, compensation, benefits or other rights, (y) all notices of termination of employment, indemnities in lieu of notice, severance pay or change-of-control awards owed to such employees as a result of their termination of employment, or (z) with respect to the Benefit Plans,

(viii) obligations of Seller to any party with respect to Transferred Employees relating to the period prior to the Closing Date

(ix) obligations of Seller in connection with the sale of Androfact to Agili-T Solutions Santé Inc;

(x) accounts payable and accrued liabilities resulting from events or occurrences arising prior to the Closing Date;

(xi) any liability arising from or in connection with any product manufactured or sold by Seller prior to the Closing Date;

(xii) any litigation or claims of any kind by a shareholder or former shareholder of Seller against Seller or Masimo demanding payment of any portion of the Purchase Price; and

(xiii) any liability arising from a violation by Seller of any securities law or regulation of the United States, Canada or any lesser jurisdiction therein.

“Indebtedness” means, with respect to Seller and its subsidiaries, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any indebtedness or other amounts owing to any of Seller’s shareholders or their Affiliates; (e) guaranties, securing indebtedness for borrowed money; and (f) earn-outs or other contingent obligations to third parties related to acquisitions; and (g) all indebtedness secured by any lien, security interest, charge, prior claim, hypothec, restriction or encumbrance of any kind (a “Lien”) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. “Affiliate” shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, “control” means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

“Government Payments” means (A) any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including Canada Pension Plan and Provincial pension plan contributions, unemployment insurance contributions and employment insurance contributions, worker’s compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and Property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts, (B) any liability for the payment of any amounts of the type described in (A) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Government Payments of a predecessor entity.

2. Purchase Price.

2.1 Payment of Purchase Price to Seller.

(a) The aggregate purchase price for the Assets is $3,849,107.95 subject to adjustment pursuant to Section 2.1(c) below (the “Purchase Price”)(it being understood that, although not included in the foregoing amount, the amount paid to Benoit Larose pursuant to the Noncompetition Agreement (as defined in Section 7.1(h)) is intended as a part of the total consideration paid for the Assets). At the Closing, Masimo shall (i) pay to Seller the Purchase Price pursuant to Section 7.2(a), less (A) $20,000 (the “Deposit”) previously paid by Masimo to Seller pursuant to the term sheet entered into by Masimo and Seller dated as of September 24, 2005 (the “Term Sheet”), (B) $1,500,000 (the “Holdback”), (C) $200,039 (the “Retained Amount”), (D) $27,257.68, which represents the amount of vacation pay owed to the Transferred Employees as of the Closing Date, and (E) $390,000, which represents the license fees which will be paid by Masimo on Seller’s behalf at the Closing to IRCM under the license agreements attached to Schedule 1(a), and (ii) assume the Assumed Liabilities. All references to monetary units shall be in Canadian Dollars unless otherwise indicated.

(b) Following the Closing, Masimo shall pay the Holdback to Seller as follows: (i) $500,000 shall be paid ninety (90) days after the Closing Date; (ii) $1,000,000 shall be paid thirty (30) days after achieving the technical specifications set forth on Schedule 2.1(b) (the “Holdback Release Date”). Notwithstanding the foregoing sentence, Masimo shall have the right to retain from the Holdback payment the amount of any claim made by Masimo pursuant to Section 8.2 so long as such claim remains unresolved. Upon settlement of the claim, Masimo shall make the retained Holdback payment to Seller if the claim is settled in favor of Seller, or offset from the retained Holdback payment any amount owed to Masimo pursuant to such settlement, as the case may be.

(c) Notwithstanding anything herein to the contrary, any goods and services tax or Québec sales tax imposed on the Assets and other expense items such as rent, utilities and similar expenses with respect to the Assets or the Business that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of the Closing such that Seller shall be liable for (and such amount shall be offset from the Purchase Price or Seller shall reimburse Masimo to the extent that Masimo shall have paid but not offset from the Purchase Price) that portion of such Government Payments and other expense items relating to, or arising in respect of, periods through the Closing Date, and Masimo shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of such Government Payments and other expense items relating to, or arising in respect of, periods after Closing Date. Such expenses have been apportioned between the Seller and Masimo pursuant to Schedule 2.1(c) and shall be taken into account in the Purchase Price adjustments under Section 2.1(a). To the extent the amounts of any such proratable items are not finally known at the time the Closing, appropriate settlement shall be made within ten (10) days after the amount of any such item is finally known and determined.

(d) Masimo shall pay the Retained Amount to Seller, less any amounts retained by Masimo pursuant to this Section 2.1(d), eighteen (18) months following the Closing Date. Masimo shall have the right to offset from the Retained Amount an amount equal to the product of A times B, where (i) “A” is equal to the Severance Obligations that Masimo is required to pay to any Transferred Employee whose employment with Masimo is terminated within the first eighteen (18) months following the Closing Date, and (ii) “B” is equal to the ratio between the days of service of such employee with Seller prior to the Closing Date and the total days of service of such employee with Seller and Masimo combined; provided, however that if Masimo offers a promotion to a Transferred Employee during such eighteen (18) month period with the result that “A” is a greater amount than it would have been absent such promotion, Masimo and Seller shall use their reasonable best efforts to agree on an appropriate adjustment to “A” for purposes of the above calculation. With respect to any Transferred Employee, to the extent that the amount retained by Masimo as determined pursuant to the preceding language of this Section 2.1(d) would exceed the amount set forth for such individual on Schedule 1(d)(ii), Masimo shall be entitled to either (i) retain the entire amount owed by Seller from the Retained Amount, or (ii) retain a portion of the amount owed from the Retained Amount equal to the amount set forth on Schedule 1(d)(ii) for such Transferred Employee and take the remainder of the amount owed by Seller from the Holdback. For greater certainty, see the examples set forth on Schedule 2.1(d).

(e) Any adjustment to the Purchase Price pursuant to Section 2.1(a) hereto shall be paid solely in cash and shall not be subject to the Deductible Amount (as defined herein).

2.2 Possession. The assignment to Masimo of Seller’s rights in the Purchased Contracts, Intellectual Property Rights, Permits, Furniture, Fixtures and Equipment and Inventory, and all other assets of Seller that are included among the Assets, and the transfer of the Assumed Liabilities to Masimo, will be effective as between Seller and Masimo as of the beginning of business (Montreal time) on the Closing Date.

2.3 Sales, Use and Transfer Tax. Masimo shall be responsible for any documentary transfer taxes and any sales, use or other taxes, duties, fees and governmental exactions imposed by reason of the transfer of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, including goods and services tax (“GST”) levied under the Excise Tax Act (Canada) and the Québec Sales Tax (“QST”) levied under the Act respecting the Québec Sales Tax. Masimo shall pay to Seller, on or before January 20, 2006, all applicable GST and QST on the sale of the Assets hereunder. If Seller is required to pay GST or QST in connection with the transfer of the Assets in an amount in excess of that paid to Seller by Masimo on or before January 20, 2006, Masimo shall upon request pay Seller such excess amount; provided, however, Seller shall cooperate, at Masimo’s expense, in good faith with Masimo in disputing any amount paid in excess of the amount originally calculated by Masimo in accordance with Section 2.4. The parties acknowledge that Masimo Canada will claim input tax credits for the full amount of the GST and QST paid or payable in respect of the Noncompetition Agreement, as hereinafter defined (the “Non-Compete Sales Taxes”). If Masimo Canada is not, or is alleged not to be, entitled to all or any of the input tax credits claimed for the Non-Compete Sales Taxes, Seller shall indemnify Masimo Canada for an amount equal to the input tax credits to which Masimo Canada is not, or is alleged not to be, entitled to in respect thereof, as well as any applicable interest and penalties. Masimo Canada may offset any indemnification claim it may have pursuant to this Section 2.3 against cash from any Holdback payments which have not yet been made. Masimo Canada shall promptly notify Seller of any assessments or reassessments it receives with respect to input tax credits related to the Non-Compete Sales Taxes.

2.4 Allocation of Purchase Price and Adjustments. The final Purchase Price shall be allocated in relation to the Assets as set forth on Schedule 2.4 hereto. Such Schedule shall provide the consideration, the GST and QST payable in respect of such Assets. Each party agrees that it will not, in its Government Returns or elsewhere, take a position inconsistent with the allocations provided for in this Section.

2.5 Tax Elections. Masimo and Seller will in a timely fashion jointly make an election under subsections 20(24) and 20(25) of the ITA and sections 157.10 and 157.11 of the Taxation Act (Québec) in respect of amounts for future obligations, if any, and will file such election with the Canada Revenue Agency and the Ministère du Revenu du Québec with their respective Tax returns for their respective taxation years that include the date hereof. Masimo and Seller acknowledge that an undivided interest in the Other Assets equal to the amount of the future obligations of Seller, if any, was transferred to Masimo as a payment by Seller to Masimo for the assumption by Masimo of such future obligations of Seller.

3. Closing. The purchase and sale of the Assets shall be consummated at a closing (the “Closing”) to be held at 10:00 a.m. Pacific standard time on December 21, 2005 (such date and time being herein referred to as the “Closing Date”).

4. Representations and Warranties of Seller. As an inducement to Masimo to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to Masimo, as of the Closing Date, as follows:

4.1 Title to Assets. Seller has good, valid and marketable title to the Assets free and clear of all Liens except (a) as set forth on Schedule 4.1. Except as set forth in Schedule 4.1, the Assets constitute all of the assets and other property and rights necessary or desirable for Seller to own its properties and operate and conduct its Business as now conducted and as proposed to be conducted (assuming for purposes of this Section 4.1 that the Business proposed to be conducted is the same as historically conducted by Seller since the Balance Sheet Date, ignoring any changes in operations, personnel or the types of products sold in the Business following the Closing by Masimo).

4.2 Organization, Good Standing and Authority.

(a) Seller is validly existing as a corporation in good standing under the laws of the province of its incorporation, with full power and authority to own, operate and lease its properties and to conduct the Business as currently conducted. Seller is qualified as a foreign corporation in each jurisdiction set forth on Schedule 4.2(a) which is each jurisdiction in which the ownership, use or leasing of the Assets, or the conduct or nature of the Business as and to the extent now conducted makes such qualification necessary. Seller does not carry on business or own any assets in any other jurisdiction. Seller has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement or the Collateral Agreements (defined below). The board of directors of Seller has reviewed the representations and warranties of Seller in Section 4 of this Agreement and to the best of the board of directors’ knowledge, such representations and warranties are true and correct in all material respects as of the date hereof and as of the Closing Date.

(b) All subsidiaries of Seller, direct and indirect, are set forth on Schedule 4.2(b). None of the subsidiaries listed on Schedule 4.2(b) are operating subsidiaries or have any contracts, rights or other assets of any kind.

(c) The authorized capital stock and outstanding equity interests of Seller are as set forth on Schedule 4.2(c). Except as set forth on Schedule 4.2(c), there are no existing options, warrants, rights, calls or commitments of any character relating to the equity interests of Seller. There are no outstanding securities, obligations or instruments convertible into or exchangeable for equity interests of Seller and no commitments to issue such securities, obligations or instruments. No Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any equity interests of Seller. There are no voting agreements or voting trust agreements with respect to equity interests of Seller and to which Seller is a party. No security holder of Seller (including without limitation option holders and warrant holders, if any) will have any claims against Masimo as a result of the transactions contemplated herein.

4.3 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Seller of this Agreement and the documents, instruments and agreements executed in connection herewith (the “Collateral Agreements”) have been duly and lawfully obtained, and Seller has full right, power, authority and capacity to execute, deliver and perform this Agreement and the Collateral Agreements. This Agreement and the Collateral Agreements have been duly executed and delivered by Seller and constitute legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms.

4.4 No Conflicts. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any Purchased Contract or other contract by which such Person is bound or affected or to which any of the Assets is bound or affected, (b) result in the violation of the provisions of the organizational documents of Seller or any applicable statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award, whether foreign or domestic (“Legal Requirement”), (c) result in the creation or imposition of any Lien upon any Asset. Seller has sent notices of termination with respect to each of the distribution agreements to which it is a party. Except for this Agreement, Seller has no legal obligation, absolute or contingent, to sell the Business, or substantially all of the assets of Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto.

4.5 Corporate Records. The copies or originals of the books and records of Seller previously delivered to Masimo are true, complete and correct in all material respects. Seller has, in accordance with good business practices, maintained substantially complete and accurate books and records of Seller, including financial records, which fairly represent its financial condition and substantially correct records of all its material proceedings.

4.6 Financial Statements. The following financial statements have been delivered to Masimo (collectively, the “Financial Statements”): (a)(i) the audited balance sheet of Seller as of November 30, 2003 and 2004, and (ii) audited statements of income and cash flows of Seller for the fiscal years ended November 30, 2003 and 2004, and (b)(i) the unaudited balance sheet of Seller as of September 30, 2005 (the “Interim Balance Sheet”). November 30, 2004 is referred to herein as the “Balance Sheet Date.” The Financial Statements (w) have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) consistently applied as at the dates and during the periods covered thereby, (x) present fairly, in all material respects, the financial position and results of operations and cash flows of Seller as of the dates and for the periods specified therein, (y) have been derived from and are in agreement with the books and accounting records of Seller and represent only actual, bona fide transactions, and (z) contain and reflect adequate reserves, in accordance with GAAP, for all reasonably anticipated losses, costs and expenses. Except as set forth on Schedule 4.6, to the actual knowledge of Benoit Larose and Sophie Lefebvre without independent investigation, there are no material differences between the Financial Statements as reported under Canadian GAAP and U.S. GAAP.

4.7 No Undisclosed Liabilities; Trade Payables. Except (a) to the extent set forth or provided for in the Financial Statements or the notes thereto or (b) as set forth on Schedule 4.7, Seller has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise (including, without limitation, unasserted claims) other than such incurred in the Ordinary Course. Seller has no outstanding funded indebtedness in the form of term loans, promissory notes, lines of credit or similar arrangements with any lender. For greater certainty, Seller has no outstanding indebtedness to Bank of Montreal including, without limitation, any indebtedness secured by the Lien listed on Schedule 4.1.

4.8 Absence of Certain Changes. Since the Balance Sheet Date, except as disclosed in Schedule 4.8, Seller has not:

(a) incurred any material debts or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the ordinary course of Seller’s business, consistent with past practices (“Ordinary Course”);

(b) been subjected to or permitted a Lien upon or otherwise encumbered any of the Assets, except any Lien for taxes not yet due;

(c) sold, transferred, licensed or leased any of its rights, assets or properties except in the Ordinary Course;

(d) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Interim Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course;

(e) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course;

(f) entered into any transaction or otherwise commit or obligate itself to any capital expenditure other than in the Ordinary Course;

(g) made or suffered any change in its condition (financial or otherwise), assets, properties, profitability, prospects or operations, which (individually or in the aggregate) has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of Seller (“Material Adverse Effect”);

(h) made any change in the accounting methods, principles or practices followed by it;

(i) made or suffered any amendment or termination of any material contract, agreement, lease or license, including the Purchased Contracts, to which it is a party other than in the Ordinary Course;

(j) paid, or agreed to pay, any increase in compensation payable or to become payable (including any bonus or commission formula) of any kind to any employee, officer, director or consultant other than in the Ordinary Course;

(k) changed or suffered any material change in any benefit plan or labor agreement affecting any employee of Seller otherwise than to conform to Legal Requirements;

(l) purchased or otherwise acquired all or substantially all of the business or assets of any other Person, or transferred or sold a substantial portion of Seller’s business or assets to any Person;

(m) entered into any transaction with any Affiliate of Seller;

(n) failed to pay or perform any of its material obligations when and to the extent due other than pursuant to a good faith defense or right of setoff;

(o) received notice from any customer listed in Schedule 4.26 or other material referral source of such Person’s intent to cease doing business with Seller or to substantially decrease the level of its business with Seller;

(p) changed the compensation with respect to any class of employees;

(q) incurred any material change in the normal operating balances of its inventory;

(r) entered into any employment agreements or other agreement to retain employees or independent contractors;

(s) entered into any agreement with employees granting any rights to a specific notice of termination of employment, an indemnity in lieu of notice, severance pay or a change of control award;

(t) received notice from any key employee or independent contractor of any resignation or termination of their employment or engagement, as the case may be, other than in the Ordinary Course;

(u) failed to renew any insurance policies material to its business;

(v) suffered any loss or suspension or received notice of any adverse action, decision or finding with respect to the Permits;

(w) taken any action (covertly or overtly) which would be reasonably expected to cause the termination of any customer contract;

(x) purchased, or entered into any contracts to purchase, any capital assets having a value in excess of $10,000 in the aggregate; or

(y) entered into any agreement or otherwise obligated itself to do any of the foregoing.

4.9 Property; Encumbrances. Schedule 1(b)(ii) contains a list of all real or immoveable property leased by Seller for use by Seller (the “Real Property”). Seller does not own any Real Property. Schedule 1(b)(vii) contains a list of all tangible personal property owned by Seller or held by Seller for use by Seller pursuant to leases or licenses. The leases and licenses listed on Schedule 1(b)(ii) are in full force and effect without any default, waiver or indulgence thereunder by Seller or by any other party thereto. True and complete copies of all leases and licenses listed on Schedule 1(b)(ii) have been provided to Masimo. There is not, with respect to the Real Property leases listed on Schedule 1(b)(ii) (the “Real Property Leases”): (i) any default by Seller or any event of default or event which with notice or lapse of time, or both, would constitute a default by Seller, which would permit the relevant lessor to terminate such Real Property Leases or (ii) to the knowledge of Seller, any existing material default by any other party to such Real Property Leases, or any event of default or event which with notice or lapse of time, or both, would constitute a material default by any other party to such Real Property Leases.

4.10 Condition of Assets. The Assets are in good operating condition and repair, subject to ordinary wear and tear.

4.11 Condition of Real Property. To the knowledge of Seller, the buildings, structures, systems and other improvements of any and every nature located on the Real Property and all fixtures attached or affixed to such Real Property or to any such buildings, structures, systems or other improvements are in reasonable operating condition, ordinary wear and tear excepted. To the knowledge of Seller no condemnation proceeding is pending or, to the knowledge of Seller, threatened, which would impair the occupancy, use or value of any of the Real Property. Seller has the exclusive right to use and occupy the Real Property pursuant to the terms of the Real Property Leases. Seller’s present use, occupancy and operation of the Real Property and any improvements to such Real Property are in compliance in all material respects with all Legal Requirements. There exists no conflict or dispute between Seller and the lessor of such Real Property. Seller has not received any written notice of any material non-recurring or special taxes or assessments with respect to such Real Property.

4.12 Subleases. Seller has not subleased, assigned or transferred any of Seller’s rights with respect to the Real Property, nor has Seller entered into any agreement to do so.

4.13 Inventories. All inventories set forth or reflected in Schedule 1(b)(vi) constitute all of the inventory of Seller as of the Closing Date and such inventories have not been sold, assigned, transferred or destroyed and continue to be owned by Seller as of the date hereof free and clear of any Liens. All such inventories are of merchantable quality and meet, in all material respects, the standards of (i) all applicable Legal Requirements and (ii) all contractual commitments and warranties of Seller to its customers. All such inventories of Seller are recorded on the books at an amount not higher than cost. All defective, obsolete or overstocked finished goods held by Seller have been adequately reserved for in the Interim Balance Sheet in accordance with GAAP.

4.14 Intellectual Property and Proprietary Rights.

(a) Schedule 1(a) contains a true and complete list of all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, and grants of a license or right to Seller with respect to any of the foregoing, owned or claimed to be owned by Seller and used or proposed to be used by Seller in the conduct of the Business, whether or not registered, expired, pending, issued, lapsed or unfiled. Except as set forth on Schedule 4.14(a), Seller owns and has the unrestricted right to use the Intellectual Property Rights and every trade secret, know-how, process, discovery, development, design, tooling, technique, customer and supplier list, marketing and purchasing strategy, invention, process, confidential data and/or other information (collectively, “Proprietary Information”) required for or incident to the sale and use of all products and services sold or rendered or proposed to be sold or rendered by Seller, free and clear of any license, right, equity or claim of others. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information. Seller has not sold, transferred, assigned, licensed or subjected to any Lien any Intellectual Property Right or Proprietary Information or any interest therein or entered into any agreement to do the foregoing. Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Right or Proprietary Information, except as set forth on Schedule 4.14(a).

(b) No Intellectual Property Right or Proprietary Information conflicts with, infringes on or otherwise violates any rights of others or is subject to any pending or, to Seller’s knowledge, threatened litigation or other adverse claim of infringement by any other Person. Except as set forth on Schedule 4.14(b), no claims have been asserted or, to Seller’s knowledge, are threatened by any Person alleging that the conduct of the Business, including the use of the Intellectual Property Rights, owned by, licensed to or used by Seller infringes upon any of such Person’s intellectual property rights. To the knowledge of Seller, there are no valid grounds for any such bona fide claims by any such Persons alleging a conflict with or infringement of such Person’s intellectual property rights. Seller is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property Rights owned by, licensed to or used by Seller. Seller is not aware of any facts that would lead Seller to believe any other Person has infringed or otherwise misappropriated the Intellectual Property Rights or the Proprietary Information of Seller.

(c) The transaction contemplated by this Agreement will not violate or breach the terms of any license, or entitle any other party to any such license to terminate or modify it, or otherwise adversely affect Seller’s rights under it.

(d) The Intellectual Property Rights owned by or licensed to Seller, or which Seller otherwise has the right to use, constitute all Intellectual Property Rights necessary for the conduct of the Business as presently conducted. Except as set forth on Schedule 4.14(d), following the Closing, Masimo will be entitled to continue to use, practice and exercise rights in, all of the Intellectual Property Rights owned by, licensed to and used by Seller, to the same extent and in the same manner as prior to Closing without financial obligation to any Person.

(e) Except as set forth on Schedule 4.14(e), following the Closing, neither Seller nor any Affiliate of Seller will retain or use any of the Intellectual Property Rights owned by, licensed to or used by Seller.

(f) Except as set forth on Schedule 4.14(f), none of Seller’s owned Intellectual Property Rights has been developed with the assistance or use of any funding from third parties or third party agencies, including, but not limited to, funding from any Governmental Entity.

(g) Except as set forth on Schedule 4.14(g), all current and former employees and consultants of Seller whose duties or responsibilities relate to the Business have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favor of Seller in the form provided to Masimo. Except as set forth on Schedule 4.14(g), each such Person has waived its non-assignable rights to any Intellectual Property Rights created by it on behalf of Seller. Richard Hughes is not an inventor of the Intellectual Property Rights and he did not in any way contribute to the conception or development of the Intellectual Property Rights.

4.15 Insurance. Schedule 4.15 contains a true and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with Seller’s Business, operations, premises, properties, assets, employees, agents and directors. The insurance policies, bonds and arrangements described on Schedule 4.15 (the “Policies”) are in full force and effect.

4.16 Guaranties. No employee has guaranteed any Indebtedness of Seller.

4.17 Judgments; Litigation. Except as set forth on Schedule 4.17, there is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any local, state, provincial, federal or foreign court, government or governmental department, commission, instrumentality, board, agency or authority (“Governmental Entity”) against Seller, the Assets or the Business, (b) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative (“Action”), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to Seller’s knowledge, threatened, against Seller, the Assets or the Business, or (c) fact or circumstance which Seller has recognized as reasonably likely to lead to the instigation of any Action.

4.18 Government Payments. All returns, declarations, reports and statements (“Government Returns”) relating to any Government Payments required to be filed in connection with the operations of Seller are true, complete and correct in all material respects, are in compliance in all material respects with all Legal Requirements applicable thereto and have been properly and timely filed, other than any such Government Returns as to which an extension as to the time to file has been obtained. All Government Payments required to be paid or withheld and deposited in connection with the operations of Seller have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for Government Payments relating to its employees, creditors, independent contractors and other third parties, and for Government Payments on sales to customers, and has properly and timely remitted such amounts to the appropriate Governmental Entity. Except as disclosed in Schedule 4.18, Seller has never (a) had a tax deficiency proposed, asserted or assessed against it, (b) executed any waiver of any statute of limitations on the assessment or collection of any Government Payments, or (c) been delinquent in the payment of any Government Payments, within the last three (3) years. To Seller’s knowledge, no Government Return relating to Seller has been audited or the subject of other Action by any Governmental Entity.

4.19 Employee Benefit Matters.

(a) Except as set forth on Schedule 4.19(a), or vacation pay and holiday pay required to be paid pursuant to Québec law, Seller has no employee benefit plans (each, a “Benefit Plan” and collectively, “Benefit Plans”), profit-sharing, deferred compensation, bonus, commission, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical or other compensation or benefit arrangements maintained or contributed to or required to be contributed to by Seller for the benefit of its employees (or former employees) and/or their beneficiaries.

(b) Seller has delivered to Masimo true and complete copies of all documents pertaining to those items set forth on Schedule 4.19(a). Seller does not maintain, or contribute to, any Benefit Plans other than those set forth on Schedule 4.19(a).

4.20 Permits, Licenses, etc.

(a) Seller possesses, and is in compliance in all material respects with, all Permits and all other franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and as it has been used by Seller over the last three years, (ii) conduct the Business as currently conducted and as it has been conducted over the last three years, and (iii) maintain and operate the Benefit Plans. Schedule 1(b)(iv) contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued and is in full force and effect, and no proceeding is pending or, to Seller’s knowledge, threatened with respect to the revocation, suspension or limitation of any Permit. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Permit and, except as set forth in Schedule 4.20, no Permit will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.

(b) Schedule 4.20 identifies all Permits which restrict the present output of Seller, which limit the term of possession or operation of Seller, or which pertain to environmental discharge. Seller has not been notified nor does it presently have reason to believe any of the Permits will not in the Ordinary Course be renewed upon its expiration. Seller is not in breach of, nor has Seller received in writing or, to Seller’s knowledge, otherwise any claim or assertion that Seller has breached any of the terms or conditions of any Permit.

4.21 Regulatory Filings. Seller has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of Seller as currently conducted, including without limitation, approval by the United States Food and Drug Administration for the Seller’s existing Androflo and stethoscope products. All such registrations, filings and submissions were in compliance in all material respects with all Legal Requirements and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

4.22 Consents. Schedule 4.22 sets forth all consents, authorizations and approvals of, and all filings, notices and registrations with, any Person to, or as a result of the consummation of, the transactions contemplated hereby or the Collateral Agreements that are necessary or advisable in connection with the operations and business of Seller as currently conducted or are required to be obtained or made by Seller. All such consents and filings have been obtained or made or will be obtained or made by Seller prior to the Closing.

4.23 Purchased Contracts; No Defaults. Schedule 1(b)(ii) contains a true and complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or in case of oral ones, to the extent material, attributable or relating to the Business, the Assets or the Assumed Liabilities. True and complete copies of such written Purchased Contracts and complete summaries of such oral Purchased Contracts have been provided to Masimo. Each Purchased Contract is, and immediately after the Closing will be (on identical terms), legal, valid, binding, enforceable and in full force and effect in the form delivered to Masimo. Seller is not and to Seller’s knowledge no other party is in breach of or default under any Purchased Contract, and Seller has not received in writing or otherwise any claim or assertion that Seller is in material breach of or default under any Purchased Contract. No event has occurred or, based on facts presently known to exist, is reasonably anticipated which with notice or lapse of time or both would constitute a breach or default, or permit termination, acceleration or modification, under any Purchased Contract. The execution and delivery of this Agreement or the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any change or modification of any of the rights or obligations of any party under or violate or result in a breach or event of default under or result in termination of, any of the Purchased Contracts.

4.24 Employee Matters.

(a) Schedule 4.24(a) lists the current job title, number of years of service and total remuneration (including, without limitation, salary, commissions and bonuses) for each employee and independent contractor of Seller. Schedule 4.24(a) contains a true and complete list of all contracts or commitments pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, notices of termination, indemnities in lieu of notice, severance pay, change of control awards or benefits, use of Seller’s property and related matters of Seller with any current or former partner, member, officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Masimo. There are no contracts concerning the continued

employment by Seller of any individual principally engaged in the conduct of the Business, other than agreements terminable upon not more than thirty (30) days notice, except for rights to receive reasonable notice under applicable Legal Requirements. Except as set forth in Schedule 4.19, Seller has not offered or promised any stock, stock option or other equity interest in Seller or any of its Subsidiaries to any current or former partner, member, officer, director, employee or consultant.

(b) Seller is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, pay equity, wages and hours and occupational safety, and has not received notice of, and is not engaged in, any unfair labor practice.

(c) Except to the extent provided in Schedule 4.24(c), there are no claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes, governmental investigations or administrative proceedings of any kind pending or, to Seller’s knowledge, threatened against or relating to Seller, its employees or employment practices, or operations as they pertain to conditions of employment, nor is Seller subject to any order, judgment, decree, award or administrative ruling arising from any such matter.

(d) No labor, collective bargaining, union or similar agreement is currently in existence or is being negotiated by Seller, and no union or labor organization has been certified or recognized as the representative of any employees of Seller or, to Seller’s knowledge, is seeking such certification or recognition or is attempting to organize any of the employees of Seller.

4.25 Affiliations. Except as disclosed on Schedule 4.25, no officer or employee of Seller has, directly or indirectly, (a) an interest (other than the ownership of less than five percent of any class of voting securities publicly held and quoted on a recognized securities exchange or inter-dealer quotation system of any issuer) in any Person that (i) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by Seller or (ii) purchases from or sells or furnishes to, proposes to purchase from or sell or furnish to, Seller any goods or services or (b) a beneficial interest in any contract or agreement to which Seller is a party or by which Seller, the Assets or the Business are bound or affected, or (c) any claim against Seller, the Assets or the Business which could have a material adverse affect thereon or on Seller’s title to or its right to use the Assets, or Masimo’s right to conduct the Business following the Closing. Except as disclosed on Schedule 4.25, none of the Assets include any receivables from any officer or employee of Seller.

4.26 Principal Customers and Suppliers.

(a) Schedule 4.26(a) contains a true and complete list of the names and addresses of the ten largest customers of Seller, as measured by Seller’s sales of goods or services during the two-year period ended on August 31, 2005. Except as set forth on Schedule 4.26(a), in the last twelve months, no such customer (i) has cancelled, suspended or otherwise terminated its relationship with Seller, (ii) has advised Seller of its intention to cancel, suspend or otherwise terminate its relationship with Seller, or to materially and adversely change the terms upon which it pays for goods or services from Seller, or (iii) could reasonably be expected to cancel, suspend or terminate its relationship with Seller, to suspend or terminate its reimbursement to Seller or to materially and adversely change the terms upon which it pays for goods or services from Seller as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Subject to the receipt of all applicable consents, approvals, and authorizations described in Schedule 4.22, and except as described on Schedule 4.26(a), Seller has maintained and continues to maintain good relationships with its customers and there is no reason to believe that such relationships will deteriorate or suffer any adverse changes in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement or the Collateral Agreements, provided the business of Seller continues to be conducted in substantially the same manner as heretofore.

(b) Schedule 4.26(b) contains a true and complete list of the ten largest suppliers of Seller as measured by Seller’s purchases of goods or services during the two-year period ended on August 31, 2005. No such supplier (i) has cancelled, suspended or otherwise terminated its relationship with Seller, (ii) has advised Seller of its intention to cancel, suspend or otherwise terminate its relationship with Seller, to increase its pricing for Seller, to curtail its accommodations, sales or services to Seller or to materially and adversely change the terms upon which it sells products to Seller, or (iii) subject to the receipt of all applicable consents, approvals, and authorizations described in Schedule 4.22, could reasonably be expected to cancel, suspend or terminate its relationship with Seller, to increase its pricing for Seller, to curtail its accommodations, sales or services to Seller or to materially and adversely change the terms upon which it sells products to Seller as a result of the consummation of the transactions contemplated by this Agreement or otherwise. To Seller’s knowledge, there are no current restrictions threatened or reasonably anticipated restrictions, on the supply of goods and services to Seller. Seller has maintained and continues to maintain good relationships with its suppliers and there is no reason to believe that such relationships will deteriorate or suffer any adverse changes in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement, provided the business of Seller continues to be conducted in substantially the same manner as heretofore, and subject to the receipt of all applicable consents, approvals, and authorizations described in Schedule 4.22.

4.27 Compliance with Law. Except as set forth in Schedule 4.27, Seller (a) currently is not, in any material respect, in violation of, or conducting the Business or operations of Seller in violation of, or using or occupying the properties or assets used in the Business in violation of, any Legal Requirement, (b) in the past twelve (12) months, has not in any material respect violated, conducted the Business or operations of Seller in violation of, or used or occupied the properties or assets used in the Business in violation of, any Legal Requirement, and (c) has not received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement. To Seller’s knowledge, there are no facts that are reasonably likely to give rise to any violation by Seller of any Legal Requirement.

4.28 Product Liability and Product Warranty. Schedule 4.28 contains a true and complete description of (a) all warranties granted or made with respect to products sold, or services rendered, by Seller, (b) Seller’s product liability and product warranty experience for the last three years, and (c) all past, current and pending product recalls with respect to products sold by Seller. Seller has not suffered any product liability or product warranty claims or product recalls which have had or may reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.28, Seller has received no written or, to Seller’s knowledge, other notice of a claim against Seller, whether or not fully covered by insurance, for product liability or liability on account of any express or implied warranty.

4.29 Hazardous Materials. Seller is in compliance in all material respects with, and Seller has no liability under any Legal Requirement relating to the release, storage, generation, use, manufacture, treatment, deposit or disposal of any hazardous or toxic substance, material or waste (“Environmental Laws”). There are no consent decrees, consent orders, judgments, judicial administrative orders, or Liens against Seller relating to Environmental Laws which regulate, obligate or bind Seller. There are no existing or pending or, to Seller’s knowledge, threatened claims, suits, orders, actions, law suits, legal proceedings or other proceedings based on, and neither Seller nor any officer or director of Seller has directly or indirectly received any formal or informal notice of any claims relating to Environmental Laws against Seller or any Person or entity whose liability for any claims Seller has assumed or retained either contractually or by operation of law arising under Environmental Laws. There has been no storage or release by Seller of any hazardous or toxic substance material or waste in violation of Environmental Laws at any of the facilities currently leased by Seller.

4.30 Import/Export Laws. Seller has complied in all material respects with all Legal Requirements relating to the import and export of Seller’s products to and from Canada and the United States of America and each other country where a customer or supplier of Seller is located. Seller possesses, and is in compliance in all material respects with, all Permits necessary to import and export Seller’s products to and from Canada and the United States of America and each other country where a customer or supplier of Seller is located.

4.31 Brokers’ Fees. Except as set forth on Schedule 4.31, no broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.32 Certain Payments. Seller has not, nor to Seller’s knowledge, has any other person or entity, directly or indirectly, on behalf of or with respect to Seller: (a) made, received, or offered to make or receive, any payments which was not legal to make, to receive, or to offer to make or receive, including without limitation, payments prohibited under applicable federal and state “fraud and abuse” or anti-referral or anti-kickback statutes; or (b) made an illegal political contribution.

4.33 Warranties. Schedule 4.33 contains a copy of Seller’s current written warranty terms to its customers. Except as set forth on Schedule 4.33, Seller has not given or made any other written or, to the knowledge of Seller, oral warranties to any Person with respect to any products sold or services performed which remains in effect. Except for warranty obligations and returns in the ordinary course of business consistent with past practice for which appropriate reserves have been reflected in the Financial Statements, there are no outstanding or, to the knowledge of Seller, threatened warranty claims against Seller relating to express or implied warranties.

4.34 Securities Commission Documents. As of their respective filing dates, each report, statement and other filing filed with the provincial securities commission by Seller since the end of its most recent fiscal year (collectively, the “Seller Securities Commission Documents”) complied in all material respects with the requirements of the Canadian securities acts, as applicable, and none of the Seller Securities Commission Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Seller Securities Commission Document filed subsequently.

4.35 Disclosure. No representation or warranty of Seller in this Agreement or any of the Collateral Agreements, and no information contained in any Schedule or other writing delivered pursuant to this Agreement or the Collateral Agreements or at the Closing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. Seller has delivered to Masimo true, correct and complete copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered to Masimo pursuant to this Agreement or the Collateral Agreements.

4.36 Residency. Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.37 G.S.T. and Q.S.T. Registration. Seller is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and Chapter VIII of An Act Respecting the Québec Sales Tax and its registration numbers are as follows:

Federal: 142 002 625;

Québec: 102 035 5731.

5. Representations and Warranties of Masimo. Masimo Canada and Parent hereby represent and warrant to Seller as of the date hereof and as of the Closing Date, as follows:

5.1 Organization; Good Standing; Authority.

(a) Masimo Canada has been duly organized and is validly existing as an unlimited liability company in good standing under the laws of Nova Scotia, with full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Masimo Canada and the performance of its obligations hereunder have been duly and properly authorized by the directors of Masimo Canada and no other corporate action or approval by Masimo Canada is necessary for the execution, delivery or performance of this Agreement.

(b) Parent has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder have been duly and properly authorized by the directors of Parent and no other corporate action or approval by Parent is necessary for the execution, delivery or performance of this Agreement.

5.2 Execution and Delivery. This Agreement has been duly authorized by all necessary action on the part of Masimo Canada and Parent, has been duly executed and delivered by Masimo Canada and Parent and constitutes the legal, valid and binding agreement of Masimo Canada and Parent enforceable against Masimo Canada and Parent in accordance with its terms.

5.3 Residency. Masimo Canada is not a non-resident of Canada within the meaning of the Income Tax Act (Canada). Parent is a non-resident of Canada within the meaning of the Excise Tax Act (Canada).

5.4 G.S.T. and Q.S.T. Registration. Masimo Canada is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and Chapter VIII of An Act Respecting the Québec Sales Tax and its registration numbers are as follows:

Federal: GST 818 229 544; and

Québec: QST 12 1150 6250.

Parent is not registered under subdivision d of Division V of Part IX of the Excise Tax Act (Canada) and is not registered under Section I of Chapter VIII of An act Respecting the Québec Sales Tax.

5.5 No Conflicts. Subject to receipt of the consents and approvals set forth on Schedule 5.5, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Masimo Canada or Parent is a party or by which Masimo Canada or Parent is bound or affected or to which any of the property or assets of Masimo Canada or Parent are bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Masimo Canada or Parent or any Legal Requirement, or (c) result in the creation or imposition of any Lien upon any property or asset of Masimo Canada or Parent.

6. Covenants.

6.1 Consents. Seller shall use its reasonable best efforts to obtain, any consent, permit, authorization or approval of, or exemption by, any Person required to be obtained by it in connection with the transactions contemplated by this Agreement, including the items contained on Schedule 4.20 or Schedule 4.22 and Masimo shall use its reasonable commercial efforts to assist Seller in obtaining such consents. To the extent that the rights of Seller with respect to any Asset may not be assigned without the consent, permit, authorization or approval or, or exemption by, another Person which has not been obtained by Seller prior to the Closing, neither this Agreement nor the General Assignment and Assumption Agreement (as defined in Section 7.1(c)) shall constitute an agreement to assign the same if an attempted assignment would constitute a breach or cause the termination thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Masimo’s rights under the instrument in question so that Masimo would not effectively acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the instrument, shall, at Masimo’s request, act as Masimo’s agent in order to obtain for Masimo the benefits thereunder and cooperate, to the maximum extent permitted by law and the instrument, with Masimo in any other reasonable arrangement designed to provide such benefits to Masimo (including, without limitation, by entering into an equivalent arrangement). Notwithstanding Masimo’s decision to consummate the Closing in the absence of any such consent, after the Closing, Seller shall use its best efforts to obtain all such consents, permits, authorizations, approvals or exemptions and, if and when any is obtained, Seller shall promptly assign the instrument in question to Masimo. Until any such instrument is effectively assigned to Masimo, Seller hereby appoints Masimo as Seller’s attorney-in-fact and agent with respect to such instrument to do any and all acts and things, including specifically, but not limiting the generality of the foregoing, the power and authority to sign for and on behalf of the Seller so that Masimo may receive all of the rights and benefits under such instrument as if such instrument had been assigned or transferred to Masimo as of the Closing Date. Such appointment and power of attorney shall not be revoked by the dissolution, winding-up, bankruptcy or insolvency of the Seller. Seller hereby ratifies and confirms, and agrees to ratify and confirm, all that Masimo may lawfully do or cause to be done by virtue of such appointment and power of attorney. If, in order to obtain an assignment, Masimo is required to pay an amount in excess of the amount which should be paid for such assignment (either pursuant to the terms of an agreement or as required by law), Masimo agrees to first provide Seller with written notice and a thirty (30) days to obtain the assignment on its own.

6.2 Returns. At the Closing, Masimo shall set aside ten (10) Stethos and five (5) i-Stethos units (the “Replacement Units”) to be held for a period of twelve (12) months following the Closing for use as replacements of defective products sold by Seller prior to the Closing Date and still covered under Seller’s warranty. Seller shall provide Masimo with timely notice of any warranty claims. To the extent that a warranty claim against Seller can be satisfied by Masimo supplying a Replacement Unit, Masimo agrees to supply such replacement to the customer. If, during the twelve (12) months following the Closing, the number of returns exceeds the number of Replacement Units, Masimo shall, to the extent Masimo determines, in its sole discretion, that sufficient amounts of inventory exists, replace such defective units from its own inventory and deduct from the Holdback $45.52, plus Masimo’s then existing gross margin for each Stethos and $87.37, plus Masimo’s then existing gross margin for each i-Stethos taken from its own inventory. Upon the expiration of twelve (12) months following the Closing Date, Masimo shall consolidate any remaining Replacement Units into its own inventory and shall have no further obligation to assist Seller with warranty returns Under no circumstances shall Masimo assume any warranty or other obligation in connection with the replacement of any unit.

6.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to (i) perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by such party, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements for it to consummate and make effective the transactions contemplated by this Agreement, including without limitation the execution and delivery of certificates, agreements and other documents as such party may reasonably request.

(b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

6.4 Expenses. Each party will bear the costs of its agents, attorneys, accountants, investment bankers, travel, lodging and entertainment and associated expenses, except as provided in this Agreement. Any such costs of Seller arising from or relating to the preparation, negotiation and execution of the Term Sheet and this Agreement shall be deemed to be costs of Seller, except those listed on Schedule 6.4 which shall be reimbursed to Seller by Masimo on the Closing Date.

6.5 No Public Announcements. After the Closing, neither Seller nor any of Seller’s Affiliates shall, without the express written approval of Masimo, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that Seller shall be so obligated by applicable Legal Requirements, in which case Seller shall advise Masimo prior to issuing any such press release and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

6.6 Notices of Certain Events.

(a) Seller shall promptly (and in no event more than three (3) business days after Seller becomes aware) notify Masimo of any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Collateral Agreement and (ii) any Governmental Entity in connection with the transactions contemplated by this Agreement or any Collateral Agreement; and

(b) Seller shall promptly (and in no event more than three (3) business days after Seller becomes aware) notify Masimo of Seller’s material breach of any obligation, representation, warranty or covenant under this Agreement or any Collateral Agreement, or any fact that would cause any representation or other fact contained in this Agreement or any Collateral Agreement to be materially inaccurate or materially misleading.

6.7 Maintenance of Operations. Masimo will maintain a development office in Québec, Canada for three (3) years from the Closing Date, provided that the existing development team remains substantially available to continue such development efforts. Masimo acknowledges that as of the date of this Agreement, it is not contemplating relocating the Company’s offices from Québec, Canada.

6.8 Key Employees. On the Closing Date, Masimo shall offer employment to employees of Seller whose names are set forth on Schedule 6.8. Employees who accept Masimo’s offers of employment shall be referred to as the “Transferred Employees”. On the Closing Date, but immediately prior to the Closing, Seller shall (i) terminate the employment of all employees who failed to accept the offer of employment from Masimo, and (ii) pay all notice, indemnity in lieu of notice and severance obligations and all accrued vacation pay and salary, in full in accordance with applicable contractual and Legal Requirements with respect to such employees. For greater certainty, although Seller is not required to terminate the employment of Benoit Larose and Sophie Lefebvre prior to the Closing, the parties agree that Masimo shall not assume any obligations relating to the employment or termination from employment of Benoit Larose and Sophie Lefebvre.

6.9 Post-Closing Operations. For a period of eighteen (18) months following the Closing Date, Seller shall not wind up its affairs or dissolve or liquidate its corporate existence. Notwithstanding the foregoing, Seller may be acquired by or merged with another entity without violating this Section 6.9.

6.10 Name Change. At its next annual and special general meeting of shareholders, Seller shall submit to its shareholders and recommend for approval by the shareholders the bylaw referred to at Section 7.1(k) providing for its change of corporate name to a name which does not contain the words “Andromed”, “Androflo”, “Androgram” or “Andro”. Seller shall effect such change of corporate name no later than April 30, 2006; provided, however, that if the bylaws referred to at Section 7.1(k) are submitted to the shareholders for approval, at a meeting of Seller’s shareholders held prior to April 30, 2006, but fail to receive the required number of votes, Seller shall effect such change of corporate name no later than June 30, 2006.

6.11 Right to Use “Andro.” Masimo shall permit Seller the right to use the word “Andro” with respect to its corporate name in a manner consistent with its current use for a period expiring on the earlier to occur of June 30, 2006 or the date Seller changes its corporate name as provided in Section 6.10 hereto.

6.12 Domain Names. Masimo shall permit Seller to continue its use of the andromed.com and andromed.ca domain names until Masimo has developed its own website to be associated with such domain names. For a reasonable period thereafter, Masimo will cooperate with Seller’s transition to a new domain name by placing a link to Seller’s new domain on the andormed.com and andromed.ca website.

6.13 Development of Androflo. Masimo shall provide Seller with quarterly reports upon request on the development of Androflo as per the specifications and agenda contained in Schedule 2.1(b). Masimo will promptly begin the clinical studies in the development of Androflo and will continue such studies in good faith until they are completed. If Masimo releases Androflo or a respiratory rate product without completion of such clinical studies, the technical specifications set forth on Schedule 2.1(b) will be deemed satisfied. Seller shall be entitled to meet with Jim Welch or his successor, upon reasonable notice to Masimo, to discuss the development of Androflo.

6.14 Books and Records. For a period of seven years from the Closing Date, Masimo shall maintain and make available the books and records of Seller that have been transferred to Masimo pertaining to the period prior to the Closing Date for the reasonable inspection and copying by representatives of Seller and their professional advisors on reasonable advance notice. The maintenance of such books and records is required in order for Seller to complete its financial statements for fiscal 2005 and in order to comply with Legal Requirements.

6.15 Consulting Agreement with 9122-2190 Quebec, Inc. Seller shall deliver evidence that the Consulting Agreement between Seller and 9122-2190 Quebec, Inc., dated January 22, 2003, has been amended to eliminate the retainer provided for in Section 4.1 of that agreement to Masimo no later than January 10, 2006; provided, however, if Seller is unable to contact Rajeev Agarwal by January 10, 2006 Masimo shall grant Seller an extension to obtain Mr. Agarwal’s signature for a reasonable time thereafter.

7. Closing Deliveries.

7.1 Deliveries of Seller. At the Closing, Seller shall deliver to Masimo each of the following:

(a) all consents, permits, authorizations, exemptions and approvals listed in Schedule 7.1(a);

(b) an executed Bill of Sale;

(c) an executed General Assignment and Assumption Agreement;

(d) an executed Assignment of Patents;

(e) an executed Assignment of Trademark;

(f) an Executive Employment Agreement, executed by Victor Lanzo;

(g) Employment Offer Letters, executed by the employees listed on Schedule 7.1(g) (the “Employment Letter”);

(h) a Noncompetition Agreement, executed by Benoit Larose (the “Noncompetition Agreement”);

(i) a written opinion from Fasken Martineau DuMoulin LLP, dated the Closing Date and addressed to Masimo;

(j) a release executed by each employee listed on Schedule 4.24 with respect to termination of his or her employment with Seller;

(k) a certificate signed by Seller’s Chief Executive Officer dated the Closing Date, providing as attachments: (i) copies of resolutions approved by the board of directors of Seller, certifying that the resolutions as attached to such certificate were duly adopted by the board of directors of Seller and that such resolutions remain in full force and effect,(ii) a true, correct and complete copy of the certificate of incorporation, and all amendments thereto, of Seller, which is in full force and effect as of the Closing Date, (iii) a true, correct and complete copy of the bylaws of Seller which are in full force and effect as of the Closing Date, and (iv) a true and correct copy of good standing certificate for Seller issued by the Enterprise Registrar of the Province of Québec. The resolutions of the board of directors shall authorize and approve the execution by Seller of this Agreement and other documents related to this transaction, approve the consummation by Seller of the transactions contemplated by such agreements and documents, adopt a bylaw providing for a change of Seller’s corporate name to a name which does not contain the words “Andromed”, “Androflo”, “Androgram” or “Andro”, and state that the board of directors has reviewed the representations and warranties of Seller in Section 4 of this Agreement and that to the best of the board of directors’ knowledge, such representations and warranties are true and correct in all material respects as of the date hereof and as of the Closing Date.

(l) evidence of marketing approval from the United States Federal Drug Administration for Androflo;

(m) a transferable, fully paid, exclusive, worldwide license with respect to the Androflo and Androgram patents attached to Schedule 1(a) hereto;

(n) a landlord estoppel certificate and assignment agreement with respect to the Real Property Leases;

(o) a letter from the SAGE Group, Inc. (“SAGE”) releasing Masimo from any obligation or liability with respect to any fees, commissions, expenses or other rights SAGE may be entitled to as a result of the Closing;

(p) a written notice delivered prior to the Closing Date to each employee of Seller indicating the treatment of outstanding stock options held by such employee;

(q) evidence of termination and release of Liens related to the Assets, including without limitation, the liens held by the Bank of Montreal;

(r) an letter from Goudreau Gage Dubuc regarding certain intellectual property matters of Seller;

(s) a form of press release to be issued after the Closing by Seller regarding the sale of the Assets to Masimo;

(t) evidence that Seller has sent notices of termination with respect to each distribution agreement to which it is a party;

(u) a side letter executed by Theratechnologies in a form acceptable to Masimo;

(v) a consent to garnishment executed by the appropriate employee of Seller;

(w) an executed Notice of Assignment of USFDA approvals; and

(x) the Disclosure Letter referred to in Section 10.7.

7.2 Deliveries of Masimo. At the Closing, Masimo shall deliver to Seller each of the following:

(a) the Purchase Price, as adjusted pursuant to Section 2.1(a)($1,710,000.00 to be paid at the Closing and $17,883.83 to be paid the day after Closing), by certified check or wire transfer to an account designated by Seller;

(b) the General Assignment and Assumption Agreement, executed by Masimo Canada;

(c) a Development Agreement executed by Masimo; and

(d) checks in the amounts of $90,000 and $300,000 payable to IRCM under the license agreements attached to Schedule 1(a).

8. Indemnification.

8.1 Survival Provisions.

(a) The representations and warranties, covenants and agreements of the parties hereto contained in this Agreement and the Collateral Agreements shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination, or knowledge of, or investigation by or on behalf of any party hereto). Notwithstanding the foregoing, the representations and warranties in Sections 4 and 5 herein shall expire on the later of (y) the expiration of eighteen (18) months following the Closing Date, or (z) the Holdback Release Date; provided, however, that the representations and warranties of the parties hereto contained in Section 4 and 5 shall terminate earlier than the expiration of eighteen (18) months following the Closing Date if each of the following conditions has been satisfied: (i) at least twelve (12) months have elapsed since the Closing Date, (ii) the Holdback Release Date has occurred, (iii) Masimo has not made a claim for indemnification under Section 8.2 or 8.4 and no facts or circumstances exist which would give rise to such a claim, and (iv) Seller has been acquired by or merged into another entity in a transaction with a third-party unrelated to Seller or any of its subsidiaries.

8.2 Indemnification.

(a) Seller hereby covenants and agrees to defend, indemnify and hold harmless Masimo and its employees, directors, shareholders, agents and Affiliates (collectively, the “Masimo Indemnitees”) from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees (collectively, “Damages”) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in the Collateral Agreements; (ii) the failure of Seller to perform or observe any covenant, agreement or condition to be performed or observed by Seller pursuant to this Agreement or any Collateral Agreement; and (iii) the Excluded Assets or Excluded Liabilities. For purposes of Section 8.2(a), the calculation of Damages (but not the determination of breach) shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including, without limitation, the word “material”) or “Material Adverse Effect.”

(b) Masimo hereby covenants and agrees to defend, indemnify and hold harmless Seller from and against any and all Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Masimo in this Agreement, in the Collateral Agreements; and (ii) the failure of Masimo to perform or observe any covenant, agreement or condition to be performed or observed by Masimo pursuant to this Agreement or any Collateral Agreement.

8.3 Limitations on Indemnification.

(a) Notwithstanding any other provision of this Section 10 to the contrary, Seller shall not be obligated to defend, indemnify and hold harmless any Masimo Indemnitee for breaches of representations or warranties unless and until the aggregate amount of Damages incurred by all Masimo Indemnitees exceeds an amount equal to $25,000 (the “Deductible Amount”), in which event Seller shall be obligated to defend, indemnify and hold harmless Masimo Indemnitees from and against all Damages incurred by Masimo Indemnitees in excess of the Deductible Amount; provided, however, that Seller shall not be entitled to the benefit of the Deductible Amount with respect to any adjustment to the Purchase Price pursuant to Section 2.1(a) or with respect to the Excluded Assets or Excluded Liabilities.

(b) Masimo may offset the amount of any indemnification claims owed by Seller to Masimo against cash from any Holdback payments which have not yet been made. Provided however, that any claim which may be made against the Retained Amount pursuant to Section 2.1(d) must be first offset against the Retained Amount. If the amount owed by Seller under Section 2.1(d) for any Transferred Employee exceeds the amount set forth for such Transferred Employee on Schedule 1(d)(ii), then any excess may be offset against the Holdback Amount, in Masimo’s discretion. Subject to Section 8.1(a), any right to offset any claim against either the Retained Amount or the Holdback shall not limit the right of Masimo to pursue any other right or remedy it may have against Seller at law or in equity.

8.4 Third Party Claims.

(a) If Masimo receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which Seller is obligated to provide indemnification, Masimo shall promptly (and in any event within 45 days) notify Seller in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of Seller to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

(b) Masimo shall undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense of any Indemnifiable Claim, and Seller shall cooperate with Masimo in connection therewith; provided, that Masimo shall permit Seller to participate in such settlement or defense through counsel chosen by Seller, provided that the fees and expenses of such counsel shall not be borne by Masimo. Masimo shall consider in good faith any and all input by Seller with regard to the settlement or defense of any Indemnifiable Claim.

9. Covenants Not to Compete and Confidentiality.

9.1 Covenant Not To Compete. Seller covenants and agrees that neither Seller nor any of its Affiliates shall, for Seller’s own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative, or otherwise, except on behalf of Masimo: (i) for a period beginning with the Closing Date and ending on the third anniversary of the Closing Date, engage or invest in, consult with, or own, control, manage, assist or otherwise participate in the ownership, control, or management of, or render services or advice to, or lend its name to any business engaged within the United States or Canada which competes with Masimo in the Business, and (ii) for a period beginning with the Closing Date and ending on the fifth anniversary of the Closing Date, solicit or induce any individual employed by Masimo who was an employee of Seller immediately prior to the Closing to leave such employment (other than through standard publications in trade journals and other general forms of advertising); provided, however, that nothing herein shall prevent Seller from performing its obligations under the Development Agreement dated December 21, 2005, by and between Seller and Parent. Seller represents that it has operated the Business throughout the United States and Canada and given the contacts established by Seller throughout the United States and Canada, the scope of this provision is reasonable. Seller represents that the Noncompetition and Nonsolicitation Agreement between Benoit Larose and Masimo, delivered herewith, has been duly executed and delivered by Benoit Larose and constitutes the legal, valid and binding agreement of Benoit Larose enforceable against Benoit Larose in accordance with its terms.

9.2 Confidential Information of the Business. From and after the Closing, Seller, its Affiliates, and their employees and agents shall hold and treat all technical, business and other information of or about the Business included in the Assets which derives value from not being generally known to the public (“Confidential Information”) in confidence and shall not, without the prior written consent of Masimo, disclose or reveal any Confidential Information to any other Person. Seller also agrees that from and after the Closing no Confidential Information will be used by Seller or its employees or agents, other than for purposes relating to Seller’s operation of the Business prior to the Closing. With respect to Confidential Information that does not constitute a trade secret under applicable law, the obligations of Seller in this Section shall continue until the seventh anniversary of the Closing Date. With respect to Confidential Information that constitutes a trade secret under applicable law, the obligations of Seller in this Section shall continue for as long as such Confidential Information continues to constitute a trade secret under applicable law. Notwithstanding any other provision herein, the obligations of Seller set forth in this Section shall not apply to any information which is required to be disclosed by law or by subpoena, civil investigative demand or other legal process or by any request of any Governmental Entity.

9.3 Severability. In the event any of the covenants in this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

9.4 Specific Performance. Seller acknowledges that a breach of the covenants contained in this Section 9 will cause irreparable damage to Masimo, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if Seller breaches the covenants contained in this Section 9 in addition to any other remedy which may be available at law or in equity, Masimo shall be entitled to specific performance and injunctive relief, without, in the event of a final judgment, posting a bond or other security.

10. General Provisions.

10.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a) If to Masimo Canada or Parent, addressed to:

40 Parker

Irvine, CA 92618

Attention: Chris Kilpatrick, Esq.

Facsimile: (949) 250-9686

With an additional copy to:

Paul, Hastings, Janofsky & Walker LLP

Seventeenth Floor

695 Town Center Drive

Costa Mesa, California 92626-1924

Attention: Michael G. McKinnon, Esq.

Facsimile: (714) 979-1921

(b) If to Seller, addressed to:

878, rue Jean-Plouf

Boucherville (Quebec) J4B 3H3

Attention: Benoit Larose

With an additional copy to:

Fasken Martineau DuMoulin LLP

c/o Robert Girard

Stock Exchange Tower

P.O. Box 242, Suite 3400

800 Place Victoria

Montréal, Québec

Canada H4Z 1E9

Facsimile: (514) 397-7600

10.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

10.3 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including, without limitation, any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

10.4 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, and the confidentiality provisions of the separate nondisclosure agreement signed by the parties and Section 6 of the Term Sheet dated September 24, 2005, contain the entire understanding of the parties hereto with respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

10.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable by any party, other than to its lenders, without the written consent of the other parties and any such purported assignment by any party without such consent shall be void. Not withstanding the foregoing sentence, Masimo may without obtaining the consent of any party hereto, assign all of the rights and remedies of Masimo with respect to the representations, warranties, covenants and indemnities of Seller under this Agreement to any current or prospective holder of Indebtedness of Masimo or any Affiliate of Masimo.

10.6 Counterparts. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

10.7 Recitals, Exhibits, Annexes and Schedules. The recitals, exhibits and annexes to this Agreement are incorporated herein and made a part hereof as if fully set forth at length herein. Any reference to a “Schedule” or “Schedules” in this Agreement is a reference to those Schedules made a part of that certain Disclosure Letter from Seller to Masimo dated December 21, 2005, delivered by Seller concurrently herewith.

10.8 Knowledge. The term “knowledge of Seller” or “to Seller’s knowledge” as used in this Agreement, means the knowledge of the current officers and directors of Seller, after reasonable inquiry.

10.9 Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

10.11 Attorneys’ Fees. In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

10.12 No Reliance. Seller has not relied upon Masimo or its Affiliates, agents, members, officers or employees (collectively the “Other Parties”) for any advice concerning federal or state tax consequences to Seller resulting from the sale of the Assets or assumption of Assumed Liabilities. Seller will be responsible for the full amount of any federal or state tax liability resulting from the sale of the Assets and Assumption of Liabilities and will not look the Other Parties for any reimbursement, offset or gross-up to the Purchase Price as a result of such liability.

10.13 Language. At the express request of the parties, this Agreement and all related documents have been drafted in English. À la demande de toutes les parties aux présentes, ce contrat et tout autre document y afférent ont été rédigés en anglais.

10.14 Amendment. This Agreement may be amended at any time by a written instrument executed by Masimo and Seller. Any amendment effected pursuant to this Section 10.14 shall be binding upon all parties hereto.

10.15 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 10.15 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

“Seller”	“Parent”

ANDROMED INC., a Québec corporation	MASIMO CORPORATION, a Delaware corporation

By:	By:
Name: Benoit Larose	Name: Chris Kilpatrick
Its: President and CEO	Its: Executive Vice President, Business Development & General Counsel

“Masimo Canada”
MASIMO CANADA ULC, a Nova Scotia unlimited liability company

By:
Name: Chris Kilpatrick
Its: Executive Vice President, Business Development

[Signature Page to the Asset Purchase Agreement]